Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Stratasys Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value New Israeli Shekel 0.01 per share (“ordinary shares”)	Other(2)	317,505	(3)	$16.39	(2)	$5,203,906.95	$0.0001102	$573.48
Total Offering Amounts				317,505				$5,203,906.95		$573.48
Total Fees Previously Paid										--
Total Fee Offsets										--
Net Fee Due										$573.48

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Filing Fee Table shall also cover any additional ordinary shares of the Registrant that become issuable to prevent dilution resulting from any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding ordinary shares.

(2)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based on $16.39 per ordinary share, which represents the average of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq Global Select Market on March 31, 2023.

(3)	Represents ordinary shares that may be offered and sold by the selling shareholder identified in the prospectus supplement, dated April 5, 2023, which supplements the prospectus, dated March 1, 2021, contained in the Registrant’s Registration Statement on Form F-3, filed with the Securities and Exchange Commission on March 2, 2021 (the “Registration Statement”). This “Calculation of Filing Fee” shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.